MARKETING AGENT AGREEMENT

This Marketing Agent Agreement (the “Agreement”) is made as of the    day of             , 2012 between Patrick Capital Markets, LLC, a Missouri limited liability company (the “Marketing Agent”) and Salient Capital Advisors, LLC, a Texas limited liability company (“Salient”).

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WHEREAS, Salient is the investment adviser to the Salient Midstream & MLP Fund (“Fund”), a closed-end management investment company;

WHEREAS, the Marketing Agent has agreed to provide sales, marketing and related wholesaling services in the road show for the offer, promotion and sale of the Fund’s shares during its initial public offering, without any firm commitment of sales levels;

WHEREAS, the Marketing Agent is a FINRA member Broker-Dealer supervising the securities-related marketing and sales activities of Four Wood Capital Partners LLC (“FWCP”) and FWCP’s employees and contractors, as applicable; and

WHEREAS, the Marketing Agent and Salient wish to enter into this Agreement setting forth the parties’ duties and obligations with respect to the Marketing Agent’s sales, marketing and related wholesaling services in the road show for the offer, marketing and promotion of sales of shares of the Fund.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

I.	Services Provided

A. Marketing Agent is hereby appointed on a non-exclusive basis during the term herein specified to provide the below-described services. Marketing Agent, its successors and assigns, will be the non-exclusive third-party provider of services to market, promote and provide wholesaling services to cover the underwriting syndicate with respect to road show for the offer of shares of the Fund pursuant to the Fund’s initial public offering. Marketing Agent hereby accepts such agency and agrees on the terms and conditions herein set forth to use reasonable efforts during the term hereof to provide the services described. It is understood that the Marketing Agent’s agreement to use reasonable efforts shall not prevent it from acting as Marketing Agent for the securities of other issuers which may be offered or sold during the term hereof. The agency of the Marketing Agent hereunder shall continue until the termination of this Agreement.

II.	Compensation

A. As compensation for its services hereunder, the Marketing Agent shall receive from Salient compensation as set forth in Schedule A hereto. It shall be a condition to the obligations of Salient to pay any compensation to Marketing Agent, that (i) the sum total of all compensation to or reimbursement of underwriters and others (such as Marketing Agent) in connection with the initial public offering of shares of the Fund, including sales load and all forms of additional compensation, shall not exceed nine percent (9%) of the total price to the public of the Fund’s shares sold in the initial public offering, and (ii) Marketing Agent shall at all times be duly registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and shall be a member in good standing of the Financial Industry Regulatory Authority, Inc.

(“FINRA”), and Marketing Agent shall hold, and each of Marketing Agent’s employees or contractors providing services hereunder shall be a registered representative of Marketing Agent and shall hold, all appropriate securities licenses and registrations. The Marketing Agent shall not accept any direct or indirect compensation from any person or entity other than Salient in connection with the sale of shares in the Fund without prior written consent of the Salient.

III.	Suspension of Sales

A. Marketing Agent understands and agrees that the Fund and Salient each reserves the right in their own discretion without notice, to suspend sales or withdraw the offering of shares entirely or to certain persons or entities in a class or classes specified by them, provided that upon any such suspension or withdrawal Salient shall immediately advise Marketing Agent of such suspension or withdrawal.

IV.	Selling Procedures and Obligations

A. Marketing Agent agrees that no person is authorized to make any representations concerning the Fund or the shares except those contained in the applicable Prospectus, Statement of Additional Information or other information in the applicable Registration Statement (the “Offering Documents”) or other materials provided to Marketing Agent by, or approved for use by Salient, the Fund or the underwriting syndicate (“Salient Materials”), including marketing materials prepared or approved by Salient. Marketing Agent shall not furnish any information to a prospective third-party investor, adviser or broker-dealer representative, other than the Offering Documents or Salient Materials, and any breach or violation of this convenant shall be Marketing Agent’s sole responsibility and not the responsibility of the Fund or Salient. Marketing Agent agrees that Salient and the Fund shall not have any liability or responsibility for any materials other than the Offering Documents and Salient Materials unless expressly assumed in writing. Marketing Agent shall not furnish to any person any information relating to Fund shares that is inconsistent in any respect with the information contained in the Offering Documents and Salient Materials. Salient agrees that Marketing Agent will not be liable for any statements made in reasonable reliance upon the Offering Documents or Salient Materials.

B. The Marketing Agent shall provide such ongoing services to Salient in respect of its investors who purchase Fund shares and/or advisers to or representatives of such investors, including answering investor, adviser or broker-dealer representative inquiries, and assisting Salient in communicating with such investors, advisers or representatives, as may be reasonably requested from time to time by Salient.

C. Salient retains full authority to take such action as it may reasonably deem advisable in respect of all matters pertaining to the offering of the Shares. Nothing contained in this Agreement is intended to operate as, and the provisions of this Agreement shall not in any way whatsoever constitute, a waiver by either party of compliance with any provision of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, or of the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) issued thereunder.

D. Salient understands and agrees that any investors in the Fund resulting from the services provided by Marketing Agent are not clients of Marketing Agent and, therefore, Marketing Agent is not obligated to perform customer identification or Anti-Money Laundering functions with respect to investors in the Fund.

V.	Representations and Warranties

A.	Each party to this Agreement represents and warrants that:

1.	it is duly organized and validly existing under the laws of the state of its organization and has the requisite authority to enter into this Agreement;

2.	it and its employees and contractors have and will maintain any and all licenses, registrations, qualifications and approvals necessary under applicable federal and state laws, rules and regulations, and all applicable laws, rules and regulations of any relevant jurisdiction that apply to the activities and the fees contemplated by this Agreement, including the rules and regulations of any self-regulatory organization with competent jurisdiction, governing or relating to the conduct of its business, including, without limitation, to provide the services required to be provided by the Marketing Agent hereunder;

3.	the execution and delivery of this Agreement and the performance of the acts contemplated herein have been duly authorized by all necessary corporate action on its part, and this Agreement constitutes the valid and binding obligations of Marketing Agent;

4.	it does not have any pre-existing obligations or contractual arrangements (written or oral) that are inconsistent with this Agreement or that might prevent or impair Marketing Agent’s ability or willingness to perform the services contemplated by this Agreement; and

5.	it will undertake to perform its duties under this Agreement in a manner consistent with applicable securities laws and regulations, and FINRA Rules

B.	Salient represents and warrants that:

1.	the information contained in the Offering Documents and the Salient Materials, as amended or supplemented, does not contain an untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

2.	all applicable “blue sky” filings for each Fund have been made in the States required to be made in connection with the sale of any Fund shares.

C.	Each party acknowledges that the Parties enter into this Agreement in reliance on these representations, warranties and agreements, and agrees to promptly notify the other Parties in writing if any of its representations or covenants hereunder ceases to be accurate or complete in any material respect.

VI.	Indemnification

A. Salient shall indemnify and hold harmless the Marketing Agent, its affiliates and their respective officers, directors, employees, agents and controlling persons, and their respective successors and assigns, from any and all liabilities, claims, costs, damages and expenses (including reasonable attorneys’ fees and expenses and including any investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement, provided that Salient or the Fund shall have approved such settlement), arising from a demand, claim, lawsuit, action or proceeding arising out of (i) any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading contained in the Offering Materials of the relevant Fund or the Salient Materials, (ii) any breach by Salient of any provision of this Agreement, including any representation, warranty, covenant or agreement set forth herein, or (iii) the bad faith, gross negligence or willful misconduct of a Fund, Salient or their employees, agents or representatives (other than the Marketing Agent).

B. The Marketing Agent shall indemnify, hold harmless, and defend the Fund, Salient, their respective affiliates and their respective employees, directors, officers, agents and controlling persons, and their respective successors and assigns, from and against any liabilities, claims, costs, damages and expenses (including reasonable attorneys’ fees and expenses and including any investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement, provided that the Marketing Agent shall have approved such settlement), arising from a demand, claim, lawsuit, action or proceeding arising out of (i) any breach by the Marketing Agent of any provision of this Agreement, including any representation, warranty, covenant or agreement set forth herein, (ii) any violation of any applicable law by the Marketing Agent or its employees, agents or representatives in connection with the offer of Fund Shares in any jurisdiction, or (iii) the bad faith, gross negligence or willful misconduct of the Marketing Agent or its employees, agents or representatives.

C. In no case shall an indemnifying party be liable under this indemnity agreement with respect to any claim made against any indemnified party unless such indemnifying party shall be notified in writing of the nature of the claim within a reasonable time after the assertion thereof, but failure so to notify such indemnifying party shall not relieve such indemnifying party from any liability which it may have otherwise than on account of this indemnity provision. Such indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party or parties, defendant or defendants therein. In the event that such indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnifying party or parties, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel thereafter retained by it or them.

D. The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

VII.	Confidentiality; Non-Solicitation

A. Each party acknowledges and understands that with respect to the activities described in this agreement any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, business relationships, product development or customer information (“Proprietary Information”) shared by one party with the other is confidential and proprietary, constitutes trade secrets of the owner of such Proprietary Information, and is of great value and importance to the success of the owner’s business. The recipient of any such Proprietary Information agrees to use efforts not less than that employed to protect its own proprietary information to safeguard any Proprietary Information received from the other party and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. The recipient of any such Proprietary Information shall not, without the prior written approval of any officer of the owner, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the recipient on a need-to-know basis or as may be required by law or regulation. The recipient of any such Proprietary Information shall promptly notify the owner in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. The recipient of any such Proprietary Information shall be liable under this Agreement to the owner for any use or disclosure in violation of this Agreement by it or its employees, attorneys, accountants, or other advisors or agents.

B. The recipient of such Proprietary Information shall not have any obligations under this Section with respect to any information that is: (i) already known to the recipient or its affiliates at the time of the receipt; (ii) publicly known at the time of the receipt (other than as a result of a breach of the terms of this Agreement); or (iii) independently developed by the recipient or its affiliates.

C. Neither party shall, directly or indirectly, solicit for employment or hire any officer, director, manager, employee or independent contractor of the other party with whom such party had contact or who became known to such party in connection this Agreement or the performance of the services hereunder, or initiate or maintain contact with, any officer, director, manager, employee or independent contractor of the other party regarding the business, operation, prospects or finances of the other party, except with the express written permission of the other party; provided that a party shall be permitted to hire any such person who responds to a general solicitation advertisement for employment.

D. This Section shall continue in full force and effect notwithstanding the termination of this Agreement, for a period of one year thereafter.

VIII.	Duration and Termination

A. The Agreement shall continue in force for one year following the commencement of the initial public offering of shares of the Fund. Thereafter, this Agreement shall automatically remain in full force and effect for successive annual periods, unless earlier terminated.

B. This Agreement is terminable by any party upon 60 days written notice thereof to the other parties or upon material breach hereof provided that such breach shall not terminate this Agreement to the extent the breaching party has been notified of such breach by the non-breaching party and the breaching party cures such breach within 10 business days of notice of such breach.

IX.	Miscellaneous

A.	Use of Salient Name

Marketing Agent is hereby granted a limited, non-exclusive, non-transferable license to use the Salient name and logo (the “Marks”) on advertisements, brochures and other promotional material relating to the Fund in providing services under this Agreement. All uses of the Marks by Marketing Agent shall include any designations legally required or useful for enforcement of the trademark or service mark, such as “®”, “TM” or “(SM)” as specifically directed by Salient. Upon termination of this Agreement, Marketing Agent shall immediately cease using the Marks and such limited, non-exclusive, non-transferable license shall immediately terminate.

B.	Relationship of Parties

Nothing contained in this Agreement shall be deemed to create a joint venture between Marketing Agent and Salient. Furthermore, nothing in this Agreement shall be construed to imply that any Marketing Agent is a partner, shareholder, member, officer or manager of Salient or a Fund, or vice versa.

C.	Notices

All notices and communications required or permitted by this Agreement shall be in writing and delivered personally or sent by first class mail unless otherwise agreed. All such notices and other communications shall be made:

If to Marketing Agent, to:

Patrick Capital Markets, LLC 86 Kendrick Plaza St. Louis, Missouri 63119 Attn: Mr. Brian Clark	And	Four Wood Capital Partners LLC 100 Wall Street, 11th Floor New York, New York 10005 Attn: Mr. Peter E. Pisapia

if to SALIENT or the Fund, to:

Salient Capital Advisors, LLC 4265 San Felipe, Suite 800 Houston, Texas 77027 Attn: Mr. John A. Blaisdell

D.	Amendments

This Agreement, including the Schedules hereto, may be amended by a written instrument signed by the Parties and approved by FWCP.

E.	Third Party Beneficiary

Securities related sales and marketing activities of employees and contractors of FWCP are supervised by Marketing Agent, and FWCP is a third party beneficiary to this agreement. Neither Marketing Agent nor Salient shall modify, waive, amend or otherwise change any of the terms or conditions of this Agreement without the express written consent of FWCP.

F.	Entire Agreement

This Agreement, including any amendments and Exhibits hereto, contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral.

G.	Representations, Warranties and Agreements to Survive Delivery

All representations, warranties, indemnities, and agreements contained in this Agreement shall survive the termination or expiration of this Agreement with respect to any matter arising while this Agreement is in effect. In addition, if, at any time, any event has occurred which would make the representations, warranties and covenants contained herein untrue, the Marketing Agent or Salient, as the case may be, will promptly provide written notification of such event and the facts related thereto to each other party hereto.

H.	Non-Assignability / Choice of Laws

This Agreement may not be transferred or assigned by Salient without the prior written consent of Marketing Agent, and shall be construed in accordance with the laws of the State of

New York. Marketing Agent shall have the right to assign this Agreement, without the consent of Salient, to any entity controlled by Marketing Agent or its successors. Other than as permitted above, Marketing Agent may not transfer or assign this Agreement without the prior written consent of Salient. The courts of the State of New York shall have exclusive jurisdiction over any action, suit or proceeding against any party with respect to this Agreement and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purposes of any such suit, action, proceeding or judgment and further waives any claim that any such suit, action, proceeding or judgment has been brought in an inconvenient forum, and each party hereby submits to such jurisdiction.

I.	Severability

Every provision in the Agreement is intended to be severable, and if any term or provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

J.	Counterparts Permitted

The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties and FWCP have executed this Agreement as of the date first written above.

Patrick Capital Markets, LLC

By:
Name:
Title:

Salient Capital Advisors, LLC

By:
Name:
Title:

Acknowledged and agreed:
Four Wood Capital Partners LLC

By:
Name:
Title:

SCHEDULE A

FEES

As compensation for its services hereunder, Salient shall pay the Marketing Agent as follows:

GROSS SALES: Salient will pay Marketing Agent a fee as set forth below based on Marketing Agent’s allocable portion of all gross sales of Fund shares during the initial public offering. Such fees will be paid within 15 business days after each closing of the Fund’s initial public offering, to Marketing Agent. The fee structure payable by Salient to Marketing Agent is based on a pro-rata allocation of the total commissionable pool for the Fund’s initial public offering, split as set forth below between external (field) sales and internal sales teams. The actual fee payable to Marketing Agent shall be equal to the sum of the applicable percentages set forth below, multiplied by the applicable level(s) of gross sales of Fund shares during the initial public offering, multiplied by a fraction, the numerator of which is the number of external or internal sales personnel of Marketing Agent providing services hereunder, as the case may be, and the denominator is the total number of external or internal sales personnel of Marketing Agent providing services hereunder and those personnel of Salient and its affiliates involved in the road show, as the case may be, in each case as set forth in the coverage map agreed upon by Salient and Marketing Agent and approved by Four Wood Capital Partners LLC. Below is the agreed upon schedule:

Gross Sales	External	Internal	Total
$0 - $250 million	0.15%	.02%	.17%
$250million - $500 million	0.17%	.03%	.20%
Over $500 million	0.19%	.04%	.23%

Trailing Fee: Salient also agrees to pay Marketing Agent a trailing fee (the “Trailing Fee”) equal to the annualized rate of five basis points (0.05%) of the month-end net asset value of the shares of the Fund for a period of three years, commencing at the end of the first calendar month following the Fund’s effectiveness with the SEC and its successful listing on the NYSE. Payments in respect of the Trailing Fee will be paid within 45 days after the end of each calendar month and directly to the Marketing Agent.

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